Exhibit 99.1

[LOGO]
CALGON CARBON CORPORATION
P.O. Box 717 Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON AWARDED A SECOND U.S. PATENT FOR PROTECTING THE PUBLIC FROM CRYPTOSPORIDIUM IN DRINKING WATER

PITTSBURGH, PA — May 20, 2003 — Calgon Carbon Corporation (NYSE: CCC) announced today that it has been granted U. S. Patent No. 6,565,803, its second U.S. patent for preventing infection from cryptosporidium (crypto) found in drinking water using ultra violet (UV) light. The patent also includes the use of UV to control giardia.

Crypto, a microscopic parasite present in almost all surface waters, is highly resistant to traditional treatment methods such as chlorination. When ingested through drinking water, it can cause cryptosporidiosis, an illness characterized by severe abdominal cramps and diarrhea. In individuals with suppressed immune systems, cryptosporidiosis can be fatal.

Prior to Calgon Carbon’s breakthrough discovery with Sentinel UV® technology, it was thought that very high doses of UV light were required to kill crypto. Calgon Carbon’s research discovered that low levels of UV could be used to prevent crypto from replicating.

Calgon Carbon’s pioneering research was used to commercialize the Sentinel UV disinfection system as a reliable barrier against viruses, bacteria, and parasites such as crypto at a fraction of the cost of other treatment methods. Also, Sentinel is an environmentally safe technology that does not produce disinfection by-products.

Commenting on the announcement, Jim Fishburne, senior vice president of Calgon Carbon, said, “Calgon Carbon’s inventive technology means that continuous broad band UV light produced by both medium- and low-pressure mercury lamps is a safe, extremely cost-effective means for water treatment. We expect broad use by many facilities to protect the public from crypto and giardia. Our new patent demonstrates that even lower doses of UV energy can be used, enhancing the efficiency and cost advantages of UV technology.”

Calgon Carbon Corporation (www.calgoncarbon.com), headquartered in Pittsburgh, Pennsylvania, is a global leader in the production, supply, and design of products, services, and technologies for making air and water cleaner and safer. The company employs approximately 1,100 people with 14 facilities and 12 sales and service centers.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested in this document. Further, the company operates in an industry where it may be influenced by economic and other factors beyond the company’s control.